Exhibit 99.1

PRESS RELEASE

WASTE SERVICES COMPLETES SALE OF JACKSONVILLE OPERATIONS
BURLINGTON, Ontario, March 5, 2008, PRNewswire — FirstCall — Waste Services, Inc. (Nasdaq: WSII) today announced that it has completed the sale of its Jacksonville, Florida area hauling and materials recycling operations and construction demolition debris landfill to Advanced Disposal Services, Inc. and has used $42.5 million of the proceeds to reduce its term loans.
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Edwin D. Johnson
Executive Vice President and
     Chief Financial Officer
Waste Services, Inc.
561-237-3400